Exhibit 99.1

UNIFY CORPORATION ANNOUNCES NASDAQ LISTING AND NEW STOCK SYMBOL

Trading Starts Aug. 25, 2008 Under Symbol UNFY

SACRAMENTO, Calif., August 21, 2008 – Unify Corp. (OTCBB: UFYC), a global provider of application modernization solutions, today announced the NASDAQ stock market has approved its application for listing of the Company's common stock under the symbol "UNFY." Trading on the NASDAQ Capital Market begins Aug. 25, 2008. The Company's shares were previously quoted on the OTC Bulletin Board under the stock symbol "UFYC."

"Listing on the NASDAQ exchange is an integral part of our plans to build shareholder value,” said Todd Wille, CEO of Unify. "The NASDAQ listing will provide increased visibility for Unify and should result in improved liquidity for our shares by increasing the number of available institutional investors that will now have access to UNFY shares.”

NASDAQ's rigorous review and high corporate governance standards have resulted in it becoming the largest electronic stock market in the United States, and home to category-defining companies that are leaders across all areas of business.

About Unify
Unify is a global provider of application modernization solutions. The company has a rich heritage of delivering enterprise software and services for modernizing and maximizing applications and data while providing significant and measurable return on investment for customers. Unify’s market leading technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs. Unify is headquartered in Sacramento, Calif., with offices in London, Munich, Paris, and Sydney. Visit www.unify.com or email us at info@unify.com.

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